UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Banc of California, Inc.
(Exact name of registrant as specified in its charter)

Maryland	04-3639825
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California 92612
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.01 per share	New York Stock Exchange

Depositary Shares, each representing a 1/40th interest in a share of 8.00% Non-Cumulative Perpetual Preferred Stock, Series C	New York Stock Exchange

7.50% Senior Notes Due April 15, 2020	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates:_____ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.  Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are: (i) the common stock, par value $0.01 per share (the “Common Stock”), of Banc of California, Inc., a Maryland corporation (the “Company”); (ii) the depositary shares (the “Depositary Shares”) of the Company, each representing a 1/40th interest in a share of the Company’s 8.00% Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, with a liquidation preference of $1,000 per share (equivalent to $25.00 per Depositary Share); and (iii) the 7.50% Senior Notes Due April 15, 2020 (the “Senior Notes”) of the Company.

Description of Common Stock.  The description set forth under the caption “Description of Common Stock and Preferred Stock” in the prospectus contained in Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-192518) filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 10, 2014 is incorporated herein by reference.

Description of Depositary Shares. The descriptions set forth under the captions “Description of the Preferred Stock” and “Description of the Depositary Shares” in the prospectus supplement dated June 5, 2013, filed with the SEC on June 6, 2013 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”), to the prospectus dated November 23, 2010 relating to the Registration Statement on Form S-3 (File No. 333-170622) of the Company, are each incorporated herein by reference.

Description of Senior Notes.  The description set forth under the caption “Description of the Notes” in the prospectus supplement dated December 3, 2012, filed with the SEC on December 5, 2012 pursuant to Rule 424(b)(5) under the Securities Act, to the prospectus dated November 23, 2010 relating to the Registration Statement on Form S-3 (File No. 333-170622) of the Company, and the description set forth under the caption “Description of Debt Securities” in such prospectus, are each incorporated herein by reference.

Item 2.  Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BANC OF CALIFORNIA, INC.

Date: May 23, 2014	By: /s/ Richard Herrin Richard Herrin Executive Vice President, Chief Administrative Officer and Corporate Secretary